Exhibit 99.1

April 21, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.387.9660

jerome.f.dubrowski@bankofamerica.com

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $1.21 Billion, or $0.23 per Share, in the First Quarter

Adds $3.30 billion to loan loss reserve

First-quarter trading losses, writedowns lower than fourth quarter

Equity investment gains of $776 million from the Visa IPO

Deposit growth accelerates

Commercial lending strength continues

CHARLOTTE — Bank of America Corporation today reported first-quarter 2008 net income declined to $1.21 billion from $5.26 billion a year earlier. Diluted earnings per share fell 80 percent to $0.23 from $1.16 in the same period in 2007.

“Despite revenue growth in most of our businesses, these results clearly did not meet our expectations,” said Kenneth D. Lewis, chairman and chief executive officer. “The weakness in the economy and prolonged disruptions in the capital markets took their toll on our performance. That said, we are continuing to invest in growth initiatives across the company, and believe our core strengths—including our diverse income stream, liquidity and capital—put us in a strong position to withstand the jolts to the system and emerge even stronger when conditions improve.”

With regard to the outlook for the U.S. economy, Lewis noted that gross domestic product (GDP) growth is expected to be minimal at best in the second quarter, with a slight pickup in the second half of the year.

“Our earnings power from our core business activities is strong and growing,” Lewis added. “We are bringing innovative new products to market, taking market share and expanding customer relationships across the company. Nevertheless, we remain concerned about the health of the consumer given the prolonged housing slump, subprime issues, employment levels and higher fuel and food prices.”

The primary factors reducing first-quarter earnings were the following:

•

Provision expense increased by $4.78 billion from a year-ago, to $6.01 billion due to rising credit costs – particularly in the home equity, small business and homebuilder portfolios – including a $3.30 billion increase to the reserve.

•

Trading-related losses were $1.31 billion compared with income of $1.66 billion a year earlier, driven primarily by $1.47 billion in writedowns of collateralized debt obligations (CDOs) and $439 million in writedowns of leveraged loans. Trading-related losses were $5.15 billion in the fourth quarter of 2007, which included CDO-related writedowns of $5.28 billion.

First Quarter 2008 Business Highlights

•

Total retail sales increased 10 percent to 13 million products, driven by strong growth in checking and savings, debit and online banking. Net new retail checking accounts grew 14 percent or by 557,000. Key contributors of growth include free Online Checking and our Affinity and Group Banking products. Additionally 45 percent of new checking account openings participated in Keep the ChangeTM, Bank of America’s savings program that combines debit cards and deposit products.

•

Total average retail deposits increased $51 billion, or 11 percent, on solid increases in certificates of deposit and consumer checking accounts and the addition of U.S. Trust and LaSalle. Debit card purchase volume increased 15 percent.

•	Direct-to-consumer mortgage originations in the quarter rose 32 percent, resulting in the highest quarter since 2003, as low mortgage rates in January spurred refinancing activity.

•

Business Lending, a unit within Global Corporate and Investment Banking, had organic loan growth of 11 percent, or 30 percent including the acquisition of LaSalle. Capital Markets and Advisory Services, also within Global Corporate and Investment Banking, had a record quarter in foreign exchange, a very strong quarter in interest rate products and earned a #3 ranking in U.S. equity underwriting.[1]

•	Within Global Wealth and Investment Management, loans rose 30 percent and deposits increased 29 percent, including the impact of the U.S. Trust and LaSalle acquisitions.

1 Based on Thomson Financial Rankings

•

Total assets under management (AUM) in Global Wealth and Investment Management increased to more than $607 billion, including the impact of the U.S. Trust and LaSalle acquisitions and the sale of Marsico Capital Management in the second half of 2007. On a 1-year and 3-year AUM-weighted basis, 75 percent and 86 percent, respectively, of the Columbia and Excelsior equity funds were in the top 2 performance quartiles compared with their peer group. [2]

•

The integration of U.S. Trust and LaSalle remains on schedule. In May, U.S. Trust is scheduled to convert trust, custody and investment management accounts for legacy U.S. Trust clients to the Bank of America platform, and LaSalle will convert to the Bank of America brand, providing LaSalle customers with even greater access to Bank of America products and services. The Countrywide acquisition is still expected to close in the third quarter of 2008.

First Quarter 2008 Business Accomplishments

•	The $0 Online Equity Trades initiative resulted in more than 20,000 net new self-directed accounts.

•	Mobile Banking recorded approximately 224,000 activations reaching 840,000 active customers.

•	Keep the Change™ reached 8 million net new enrollments since inception, with 974,000 customers alone signing up in the first quarter.

•	Columbia Management ranked #1 out of 61 mutual fund families by Lipper/Barron’s in its annual Fund Families Survey for the 5 year period ending December 31, 2007.[3]

First Quarter 2008 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis declined 6 percent to $17.30 billion from $18.48 billion in the first quarter a year earlier.

Net interest income on a fully taxable-equivalent basis rose 20 percent to $10.29 billion from $8.60 billion in the first quarter of 2007 on strong loan growth; an increase from market-based net interest income; and the addition of LaSalle. The increase was partially offset by higher funding costs. The net interest yield improved 12 basis points to 2.73 percent.

2 Results shown are defined by Global Wealth and Investment Management’s calculation of the percentage of assets under management in the top two quartiles of categories based on Morningstar as of March 31, 2008. The category percentile rank was calculated by ranking the one and three year net returns of share classes within the categories. The assets of the number of funds within the top 2 quartile results were added and then divided by Columbia Management’s total equity fund assets under management. Past performance is no guarantee of future results. The share class earning the ranking may have limited eligibility and may not be available to all investors.

3Barron’s, February 4, 2008. Rankings for the five year period include performance of Excelsior Funds that were acquired by Bank of America Corporation from U.S. Trust on July 1, 2007. For additional important information, please refer to page 10 of this Press Release.

Noninterest income declined 29 percent to $7.01 billion from $9.89 billion a year earlier. Increases in service charges, card income, mortgage-banking income and investment and brokerage services were more than offset by trading account losses and lower other income related to CDO writedowns. Equity investment income remained essentially unchanged as the gain from the Visa, Inc. initial public offering was offset by reductions in Principal Investing gains.

Noninterest expense was relatively flat compared to a year earlier as lower personnel expenses and the reversal of litigation costs related to Visa were offset by modest increases in most other expense categories. Pretax merger and restructuring charges related to acquisitions were $170 million compared with $111 million a year earlier due to the addition of U.S. Trust and LaSalle.

Credit Quality

Credit quality deteriorated from more favorable levels experienced in the first half of 2007. Weak markets, particularly geographic regions that have experienced the most significant home price declines, and the slowing economy resulted in credit deterioration in several portfolios particularly home equity, small business and homebuilders.

Provision expense rose $4.78 billion from the year-ago period mainly because of additions to the allowance for loan and lease losses in consumer and commercial portfolios directly tied to housing. Portfolio seasoning and the impact of a slowing economy on domestic consumer and small business portfolios also drove reserve additions compared with reductions a year earlier from securitization activities and the sale of a portfolio. Net charge-offs increased $1.29 billion from a year ago, also reflecting housing market deterioration and slowing economic conditions.

•	Provision for credit losses was $6.01 billion, up from $3.31 billion in the fourth quarter of 2007, and $1.24 billion in the first quarter of 2007.

•

Net charge-offs were $2.72 billion, or 1.25 percent, of total average loans and leases compared with $1.99 billion, or 0.91 percent, in the fourth quarter of 2007 and $1.43 billion, or 0.81 percent, in the first quarter of 2007.

•

Total managed net losses were $4.14 billion, or 1.69 percent, of total average managed loans and leases compared with $3.31 billion, or 1.34 percent, in the fourth quarter of 2007 and $2.57 billion, or 1.26 percent, in the first quarter of 2007.

•

Nonperforming assets were $7.83 billion, or 0.90 percent, of total loans, leases and foreclosed properties at quarter-end compared to $5.95 billion, or 0.68 percent, at December 31, 2007 and $2.06 billion, or 0.29 percent, at March 31, 2007. Results for the period ended March 31, 2007 do not include LaSalle.

•

The allowance for loan and lease losses was $14.89 billion, or 1.71 percent, of loans and leases measured at historical cost, at March 31, 2008. That compared with $11.59 billion, or 1.33 percent, at December 31, 2007 and $8.73 billion, or 1.21 percent, at March 31, 2007. Results for the period ended March 31, 2007 do not include LaSalle.

Capital Management

Total shareholders’ equity was $156.31 billion at March 31. Period-end assets were $1.74 trillion. The Tier 1 Capital ratio was 7.51 percent, up from 6.87 percent at December 31, 2007 after the company raised about $13 billion in capital through the issuance of preferred stock in January. The Tier 1 ratio was 8.57 percent in the year ago quarter.

Bank of America paid a cash dividend of $0.64 per share in the quarter. The company also issued about 15 million common shares primarily related to restricted stock activity and did not repurchase any shares. Period-end common shares issued and outstanding were 4.45 billion for the first quarter of 2008 and 4.44 billion for the fourth and first quarters of 2007.

2008 First Quarter Business Segment Results

Global Consumer and Small Business Banking1

(Dollars in millions)	Q1 2008	Q1 2007
Total managed revenue, net of interest expense[2]	$13,306	$11,331
Provision for credit losses	6,452	2,411
Noninterest expense	5,139	4,675
Net income	1,090	2,672
Efficiency ratio	38.62%	41.26%
Return on average equity	6.64	17.62
Managed loans[3]	$363,001	$308,105
Deposits[3]	343,436	326,480

	At 3/31/08	At 3/31/07
Period ending deposits	$349,606	$334,918

1  Managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e. held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Balances averaged for period

Managed net revenue rose 17 percent as mortgage banking income more than doubled and both card income and service charges increased 14 percent helping generate a 30 percent increase in noninterest income.

Net income fell 59 percent from a year ago, as credit costs rose and expenses increased 10 percent.

The provision for credit losses increased by $4.04 billion to $6.45 billion compared with a year ago. The increase was due to reserve additions for home equity reflecting the impacts of housing weakness and the slowing economy, as well as seasoning of the consumer portfolios and deterioration in the small business portfolio. Net losses increased $1.25 billion to $3.69 billion, reflecting housing market deterioration and weakened economic conditions.

•

Deposits net revenue declined 4 percent to $4.09 billion as spread compression and competitive pricing of deposits negatively impacted net interest income despite strong average deposit growth of 5 percent. Noninterest expenses increased $327 million, largely due to the acquisition of LaSalle and higher deposit levels and transaction volume, resulting in net income of $995 million, down 25 percent.

•

Card Services managed net revenue increased 21 percent to $7.33 billion due to 15 percent growth in net interest income and 33 percent growth in noninterest income driven by 14 percent growth in average loans and leases, Card Services allocation of the Visa, Inc. IPO gain and higher card income. Net income of $670 million was down 39 percent as the higher net revenue and the reversal of litigation costs related to Visa were more than offset by higher credit costs.

•

Consumer Real Estate had $1.31 billion in net revenue, a 57 percent increase, as mortgage banking income more than doubled to $656 million. Net income fell to a loss of $773 million due to higher credit costs related to deterioration in the home equity portfolio.

Global Corporate and Investment Banking

(Dollars in millions)	Q1 2008	Q1 2007
Total revenue, net of interest expense[1]	$3,168	$5,400
Provision for credit losses	523	115
Noninterest expense	2,461	2,930
Net income	115	1,477
Efficiency ratio	77.68%	54.26%
Return on average equity	0.78	14.41
Loans and leases[2]	$324,733	$247,898
Trading-related assets[2]	361,921	360,530
Deposits[2]	235,800	208,561

1  Fully taxable-equivalent basis

2  Balances averaged for period

Net revenue decreased 41 percent and net income fell 92 percent on CDO and leveraged finance-related writedowns. Also impacting net income was an increase in credit costs offset in part by a decline in noninterest expense.

The provision for credit losses increased $408 million to $523 million. The impact of the housing market slowdown on the homebuilder loan portfolio drove additions to the credit loss reserves and higher net charge-offs. Higher net charge-offs related to seasoning of the dealer-related retail portfolios, and modest increases in middle market net charge-offs from very low prior year levels also contributed to the increased provision.

•

Business Lending net revenue increased 22 percent to $1.64 billion due to improvements in net interest income, driven by an increase in average loans and leases of 30 percent due to the acquisition of LaSalle and organic loan growth. Net income declined 27 percent to $337 million as the revenue increase was more than offset by the increase in credit costs.

•

Capital Markets and Advisory Services had negative net revenue of $621 million compared with net revenue of $2.37 billion a year earlier. This was due primarily to CDO-related losses and writedowns on leveraged loans and commitments. The business had a net loss of $1.10 billion compared with net income of $528 million a year earlier.

•

Treasury Services net revenue increased 24 percent to $2.14 billion due to its allocation of the gain from the Visa, Inc. IPO and increased service charges. Net income increased 68 percent to $875 million as a result of the increased revenues and due to lower expenses related primarily to the reversal of litigation costs related to Visa.

Global Wealth and Investment Management

(Dollars in millions)	Q1 2008	Q1 2007
Total revenue, net of interest expense [1]	$1,922	$1,781
Provision for credit losses	243	23
Noninterest expense	1,316	975
Net income	228	491
Efficiency ratio	68.49%	54.75%
Return on average equity	7.92	22.61
Loans[2]	$85,642	$65,839
Deposits[2]	148,500	114,955

(in billions)	At 3/31/08	At 3/31/07
Assets under management	$607.5	$547.4

1  Fully taxable-equivalent basis

2  Balances averaged for period

Net revenue in Global Wealth and Investment Management increased 8 percent. Asset management fees rose 39 percent to $899 million mainly from the addition of U.S. Trust and LaSalle. The increase was offset by a $220 million loss related to support provided to certain cash funds.

Net income declined 54 percent as noninterest expense rose 35 percent due mainly to the additions of U.S. Trust and LaSalle combined with increased expenses related to the retirement and mass affluent initiatives. Provision for credit losses increased to $243 million from $23 million a year ago due to deterioration in the home equity portfolio from housing market weakness.

•	U.S. Trust, Bank of America Private Wealth Management net revenue rose 47 percent to $675 million driven by the acquisition of U.S. Trust and LaSalle. Net income rose 31 percent to $106 million.

•

Columbia Management net revenue declined 44 percent to $179 million, reflecting the support provided to certain cash funds, offset in part by the addition of U.S. Trust and growth in investment and brokerage services revenue. A net loss of $79 million resulted from the cash funds support and higher revenue-related operating expenses.

•

Premier Banking and Investments net revenue decreased 8 percent to $841 million on lower net interest income related to spread compression, driven by deposit mix and competitive pricing of deposits. Net income fell 67 percent to $104 million as credit costs increased by $238 million reflecting home equity portfolio deterioration.

All Other1

(Dollars in millions)	Q1 2008	Q1 2007
Total revenue, net of interest expense [2]	$(1,093)	$(28)
Provision for credit losses	(1,208)	(1,314)
Noninterest expense	279	517
Net income	(223)	615
Loans and leases[3]	$102,285	$92,200

1  All Other consists primarily of equity investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Consumer and Small Business Banking on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Balances averaged for period

All Other recorded a net loss of $223 million compared to net income of $615 million in the year earlier period. The decline was mainly due to lower equity investment income in Principal Investing and the absence of earnings from certain liquidated businesses when compared to last year. These decreases were partially offset by increases in gains on sales of debt securities and lower expenses related to stock-based compensation granted to retirement-eligible employees.

Note: Chief Executive Officer Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss first quarter 2008 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 800.894.5910 and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with nearly 25 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment and market liquidity reduce interest margins, impact funding sources and effect the ability to originate and distribute financial products in the primary and secondary markets; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations; 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Bank of America does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Columbia Management: Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

Barron’s, February 4, 2008. Past performance is no guarantee of future results. For the one, five and ten year periods ended 12/31/07, our fund family ranked 19 (of 67 fund families), 1 (of 61 fund families) and 17 (of 52 fund families) in the annual Lipper/Barron’s Fund Families Survey. Mutual funds are advised by Columbia Management, the primary investment management division of Bank of America Corporation. Lipper calculated the returns of each fund, adjusted for 12b-1 fees and sales charges, and gave it a preliminary ranking, or percentile, in its category measuring how it compared with all peers tracked by Lipper. The percentile ranking was then weighted by asset size relative to the fund family’s other assets in its general classification, e.g. world equity. This score was then multiplied by the weighting of its general classification, as determined by the entire Lipper universe of funds. Had 12b-1 fees or sales loads been included, rankings would have been lower.

www.bankofamerica.com

###

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended March 31
	2008	2007
Net interest income	$9,991	$8,268
Total noninterest income	7,012	9,887

Total revenue, net of interest expense	17,003	18,155
Provision for credit losses	6,010	1,235
Noninterest expense, before merger and restructuring charges	9,025	8,986
Merger and restructuring charges	170	111

Income before income taxes	1,798	7,823
Income tax expense	588	2,568

Net income	$1,210	$5,255

Earnings per common share	$0.23	$1.18
Diluted earnings per common share	0.23	1.16

Summary Average Balance Sheet	Three Months Ended March 31
	2008	2007
Total loans and leases	$875,661	$714,042
Debt securities	219,377	186,498
Total earning assets	1,510,295	1,321,946
Total assets	1,764,927	1,521,418
Total deposits	787,623	686,704
Shareholders’ equity	154,728	133,588
Common shareholders’ equity	141,456	130,737

Performance Ratios	Three Months Ended March 31
	2008	2007
Return on average assets	0.28%	1.40%
Return on average common shareholders’ equity	2.90	16.16

Credit Quality	Three Months Ended March 31
	2008	2007
Total net charge-offs	$2,715	$1,427
Annualized net charge-offs as a % of average loans and leases outstanding (1)	1.25%	0.81%
Provision for credit losses	$6,010	$1,235
Total credit card managed net losses	2,372	1,953
Total credit card managed net losses as a % of average managed credit card receivables	5.19%	4.73%

	March 31
	2008	2007
Total nonperforming assets	$7,827	$2,059
Nonperforming assets as a % of total loans, leases and foreclosed properties (1)	0.90%	0.29%
Allowance for loan and lease losses	$14,891	$8,732
Allowance for loan and lease losses as a % of total loans and leases measured at historical cost (1)	1.71%	1.21%

Capital Management	March 31
	2008	2007
Risk-based capital ratios:
Tier 1	7.51 * %	8.57%
Total	11.71 *	11.94
Tier 1 leverage ratio	5.61 *	6.25
Period-end common shares issued and outstanding	4,452,810	4,439,070

	Three Months Ended March 31
	2008	2007
Shares issued	14,925	28,919
Shares repurchased	—	(48,000)
Average common shares issued and outstanding	4,427,823	4,432,664
Average diluted common shares issued and outstanding	4,461,201	4,497,028
Dividends paid per common share	$0.64	$0.56

Summary Ending Balance Sheet	March 31
	2008	2007
Total loans and leases	$873,870	$723,633
Total debt securities	223,000	181,886
Total earning assets	1,458,017	1,302,856
Total assets	1,736,502	1,502,157
Total deposits	797,069	692,801
Total shareholders’ equity	156,309	134,856
Common shareholders’ equity	139,003	132,005
Book value per share of common stock	$31.22	$29.74

*	Preliminary data

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three months ended March 31, 2008 and 2007.

Certain prior period amounts have been reclassified to conform to current period presentation.

11

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

Global Consumer and Small Business Banking (1)	Three Months Ended March 31
	2008	2007
Total revenue, net of interest expense (2)	$ 13,306	$ 11,331
Provision for credit losses (3)	6,452	2,411
Noninterest expense	5,139	4,675
Net income	1,090	2,672
Efficiency ratio (2)	38.62%	41.26%
Return on average equity	6.64	17.62
Average - total loans and leases	$ 363,001	$ 308,105
Average - total deposits	343,436	326,480

Deposits
Total revenue, net of interest expense (2)	$ 4,090	$ 4,241
Net income	995	1,318
Card Services (1)
Total revenue, net of interest expense (2)	$ 7,332	$ 6,047
Net income	670	1,099
Consumer Real Estate
Total revenue, net of interest expense (2)	$ 1,307	$ 833
Net income (loss)	(773)	205

Global Corporate and Investment Banking	Three Months Ended March 31
	2008	2007
Total revenue, net of interest expense (2)	$ 3,168	$ 5,400
Provision for credit losses	523	115
Noninterest expense	2,461	2,930
Net income	115	1,477
Efficiency ratio (2)	77.68	54.26%
Return on average equity	0.78%	14.41
Average - total loans and leases	$ 324,733	$ 247,898
Average - total deposits	235,800	208,561

Business Lending
Total revenue, net of interest expense (2)	$ 1,636	$ 1,336
Net income	337	463
Capital Markets and Advisory Services
Total revenue, net of interest expense (2)	$ (621)	$ 2,365
Net income (loss)	(1,103)	528
Treasury Services
Total revenue, net of interest expense (2)	$ 2,136	$ 1,722
Net income	875	521

Global Wealth and Investment Management	Three Months Ended March 31
	2008	2007
Total revenue, net of interest expense (2)	$ 1,922	$ 1,781
Provision for credit losses	243	23
Noninterest expense	1,316	975
Net income	228	491
Efficiency ratio (2)	68.49%	54.75%
Return on average equity	7.92	22.61
Average - total loans and leases	$ 85,642	$ 65,839
Average - total deposits	148,500	114,955
U.S. Trust (4)
Total revenue, net of interest expense (2)	$ 675	$ 458
Net income	106	81
Columbia Management
Total revenue, net of interest expense (2)	$ 179	$ 321
Net income (loss)	(79)	54
Premier Banking and Investments
Total revenue, net of interest expense (2)	$ 841	$ 913
Net income	104	315

All Other (1)	Three Months Ended March 31
	2008	2007
Total revenue, net of interest expense (2)	$ (1,093)	$ (28)
Provision for credit losses (5)	(1,208)	(1,314)
Noninterest expense	279	517
Net income (loss)	(223)	615
Average - total loans and leases	$ 102,285	$ 92,200
Average - total deposits	59,887	36,708

(1)	Global Consumer and Small Business Banking is presented on a managed basis, specifically Card Services, with a corresponding offset recorded in All Other.
(2)

Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(4)

In July 2007, the operations of the acquired U.S. Trust Corporation were combined with the former Private Bank creating U.S. Trust, Bank of America Private Wealth Management. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank.

(5)	Represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified to conform to current period presentation.

12

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended March 31
	2008	2007

Net interest income	$10,291	$8,597
Total revenue, net of interest expense	17,303	18,484
Net interest yield	2.73%	2.61%
Efficiency ratio	53.13	49.22

Other Data	March 31
	2008	2007
Full-time equivalent employees	209,096	199,429
Number of banking centers - domestic	6,148	5,737
Number of branded ATMs - domestic	18,491	17,117

Certain prior period amounts have been reclassified to conform to current period presentation.

13

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports its Global Consumer and Small Business Banking’s results, specifically Card Services, on a managed basis. This basis of presentation excludes the Corporation’s securitized mortgage and home equity portfolios for which the Corporation retains servicing. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Consumer and Small Business Banking. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	Three Ended March 31, 2008			Three Ended March 31, 2007
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$7,684	$ (2,055)	$5,629	$7,004	$ (1,890)	$5,114
Noninterest income:
Card income	2,725	704	3,429	2,381	839	3,220
Service charges	1,566	—	1,566	1,377	—	1,377
Mortgage banking income	656	—	656	302	—	302
All other income	675	(65)	610	267	(77)	190

Total noninterest income	5,622	639	6,261	4,327	762	5,089

Total revenue, net of interest expense	13,306	(1,416)	11,890	11,331	(1,128)	10,203
Provision for credit losses	6,452	(1,416)	5,036	2,411	(1,128)	1,283
Noninterest expense	5,139	—	5,139	4,675	—	4,675

Income before income taxes	1,715	—	1,715	4,245	—	4,245
Income tax expense (3)	625	—	625	1,573	—	1,573

Net income	$1,090	$ —	$1,090	$2,672	$ —	$2,672

Average - total loans and leases	$363,001	$ (105,176)	$257,825	$308,105	$ (101,776)	$206,329

All Other

	Three Ended March 31, 2008			Three Ended March 31, 2007
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(1,990)	$ 2,055	$65	$(1,752)	$ 1,890	$138
Noninterest income:
Card income	664	(704)	(40)	721	(839)	(118)
Equity investment income	268	—	268	896	—	896
Gains on sales of debt securities	220	—	220	61	—	61
All other income (loss)	(255)	65	(190)	46	77	123

Total noninterest income	897	(639)	258	1,724	(762)	962

Total revenue, net of interest expense	(1,093)	1,416	323	(28)	1,128	1,100
Provision for credit losses	(1,208)	1,416	208	(1,314)	1,128	(186)
Merger and restructuring charges	170	—	170	111	—	111
All other noninterest expense	109	—	109	406	—	406

Income (loss) before income taxes	(164)	—	(164)	769	—	769
Income tax expense (3)	59	—	59	154	—	154

Net income (loss)	$(223)	$ —	$(223)	$615	$ —	$615

Average - total loans and leases	$102,285	$ 105,176	$207,461	$92,200	$ 101,776	$193,976

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE
(4)	Provision for credit losses represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

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